Exhibit 99.1

Boise Inc. 1111 West Jefferson Street Ste 200 PO Box 990050 Boise, ID 83799-0050
T 208 384 7000 F 208 384 7945

News Release	For Immediate Release: December 20, 2010
Media Contact	Investor Relations Contact
Virginia Aulin	Jason Bowman
Office 208 384 7837	Office 208 384 7456

Boise Inc. announces senior management changes

BOISE, Idaho – Boise Inc. (NYSE: BZ) announced today that Robert M. McNutt will resign his position as senior vice president and chief financial officer effective December 31, 2010, to pursue another employment opportunity. The company has named Samuel K. Cotterell as senior vice president and chief financial officer, effective January 1, 2011.

Sam brings a wealth of knowledge and company experience to his new role. He has been Boise’s vice president and controller since February 2008. From October 2004 to February 2008, Sam was vice president and controller of Boise Cascade, LLC. Before that, he served as director of financial reporting for Boise Cascade Corporation (now OfficeMax). Sam received a B.A. from the University of Idaho, a B.S. in Accounting from Boise State University, and a Masters of International Business from the American Graduate School of International Management. Sam is a certified public accountant and was recently appointed to the American Institute of Certified Public Accountants (AICPA) Auditing Standards Board. He served ten years on the Idaho State Board of Accountancy, was the first Idahoan to chair the National Association of State Boards of Accountancy, and was a member of the original Standing Advisory Group to the PCAOB.

“We thank Rob for the many strong contributions he made to the company,” said Alexander Toeldte, chief executive officer for Boise Inc., “notably in helping the company pay down debt and preparing its finances for growing our businesses. We wish Rob the best in his new role.

“I am confident that Sam will provide strong leadership as we continue pursuing our goals of creating shareholder value through well-performing operations, disciplined capital allocation, and targeted growth.”